EXHIBIT 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@cpa-ezxl.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated October 4, 2010 relative to the financial statements of First Titan Corp. (A Development Stage Corporation) as of September 30, 2010 and for the period September 16, 2010 (date of inception) through September 30, 2010.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

December 28, 2010